UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2009

NGAS Resources, Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia	0-12185	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Prosperous Place, Suite 201
Lexington, Kentucky	40509-1844
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (859) 263-3948
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2[b]]
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4[c])

Item 1.01 Entry into a Material Definitive Agreement
     On June 2, 2009, we entered into a Third Amendment to the Amended and Restated Credit Agreement (Credit Agreement) maintained by our operating subsidiaries, Daugherty Petroleum, Inc. (DPI) and NGAS Gathering, LLC (NGAS Gathering) with KeyBank National Association, as administrative agent for the lenders (KeyBank). The amendment provides for a semi-annual redetermination of our borrowing base and for various modifications to permit the pending sale of interests in our Appalachian gas gathering and midstream facilities under our Asset Purchase Agreement dated May 11, 2009 (APA) among DPI, NGAS Gathering and Seminole Gas Company (Seminole).
     Each of the modifications to the Credit Agreement covered by the amendment will take effect upon the closing of the sale of a 50% undivided interest in our Appalachian gas gathering system to Seminole under the APA (Effective Date). The amendment will have an Effective Date no later than July 1, 2009, which may be extended up to 15 days if needed to accommodate the closing under the APA. The amendment provides for the following modifications to the Credit Agreement, each to take effect as of the Effective Date:
•	Redetermination of the borrowing base from $80 million to $65 million, subject to an additional $10 million reduction upon release of our gathering system assets from the collateral package under the Credit Agreement;

•	Change in the maximum interest rate for borrowings under the Credit Agreement to 1.75% above KeyBank’s prime rate;

•	Waiver of current ratio financial covenant under the Credit Agreement until September 30, 2009, and

•	Adjustments to our other financial covenants under the Credit Agreement through December 31, 2010.
     We are currently in compliance with our financial and other covenants under the Credit Agreement and expect to be able to meet our closing conditions under the APA within the timeframe required by the amendment to the Credit Agreement. Under the terms of the APA and the Credit Agreement amendment, our proceeds of $28 million from the sale of a 50% undivided interest in our Appalachian gas gathering system will be applied to reduce our outstanding borrowings under the Credit Agreement, which amount to $80 million on the date of this report. After giving effect to the borrowing base redetermination and adjustment for the release of our gathering system collateral, this will reduce our outstanding borrowings to $52 million, leaving us with $3 million of credit availability.
     The APA and Credit Agreement amendment also provide for the further repayment of our outstanding borrowings with the additional cash proceeds of $7.5 million we will receive from Seminole’s parent company, Seminole Energy Services LLC (SES), upon any exercise of its six-month option under the APA to buy our retained 50% interest in our Appalachian gathering facilities. The total purchase price under that option will be $22 million, subject to certain adjustments. If the option is exercised or if we meet certain conditions under the APA to require its exercise, the balance of the $22 million exercise price will be payable to us by SES over 30 months under a promissory note bearing interest at 8% per annum. The note will be secured by the underlying gathering system assets.
     Our gas gathering facilities covered by the APA span a total of 485 miles, providing deliverability of natural gas production from 90% of our Appalachian properties directly from the wellhead to the interstate pipeline network serving major east coast markets. The APA provides for us to enter into various joint ownership, gas marketing and gas sales arrangements with Seminole and SES upon the closing of the sale. Under these arrangements, we will retain firm capacity rights for daily delivery of 30,000 thousand cubic feet of controlled gas through the system. Although the field-wide portions of the system will lose their closed-access status as a result of the sale, our capacity rights have a fifteen-year term and will ensure continued deliverability from our operated Appalachian properties serviced by these facilities.
Item 9.01(d) Exhibits

Exhibit
Number	Description of Exhibit

10.1	Third Amendment dated as of June 2, 2009 to Amended and Restated Credit Agreement dated as of May 30, 2008 among NGAS Resources, Inc., Daugherty Petroleum, Inc. and KeyBank National Association, as administrative agent for the lenders named therein.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NGAS Resources, Inc.
By:	/s/ William S. Daugherty
William S. Daugherty
President and Chief Executive Officer

Date: June 5, 2009

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